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                                                                   Exhibit 4.2.2

                            REVOLVING PROMISSORY NOTE
                            -------------------------

Executed as of the 28th day of November, 2001

Amount U.S. $4,000,000

FOR VALUE RECEIVED, the undersigned promises to pay to the order of ABN AMRO BANK CANADA (hereinafter, together with any holder hereof, called the "Lender"), at the main office of the Lender, the principal sum of Four Million U.S. Dollars (U.S. $4,000,000) or its Canadian Dollar Equivalent Amount, plus the aggregate unpaid principal amount of all advances made by the Lender to the undersigned pursuant to and in accordance with subsection 2(b) of the Credit Agreement (as hereinafter defined) in excess of such amount, or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the undersigned pursuant to and in accordance with subsection 2(b) of the Credit Agreement. The undersigned further promises to pay interest on the outstanding principal amount hereof on the dates and at the rates provided in the Credit Agreement with respect to Revolving Loans from the date hereof until payment in full hereof.

This Revolving Note (this "Note") is referred to in and is delivered pursuant to that certain credit agreement, dated as of November 28, 2001 between Numatics Ltd. as borrower and the Lender (as amended, supplemented, restated or extended from time to time the "Credit Agreement"). Unless otherwise defined herein, all capitalized terms set forth in this Note shall have the meanings ascribed to such terms in the Credit Agreement.

THE OUTSTANDING PRINCIPAL BALANCE OF THE UNDERSIGNED'S LIABILITIES TO THE LENDER UNDER THIS NOTE SHALL BE PAYABLE PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT RELATING TO REVOLVING LOANS.

The undersigned hereby authorizes the Lender to charge any account of the undersigned for all sums due hereunder. If payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of Canada of the Province of Ontario, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate specified during such extension. Credit shall be given for payments made in the manner and at the times provided in the Credit Agreement. It is the intent of the parties that the rate of interest and other charges to the undersigned under this Note shall be lawful; therefore, if for any reason the interest or other charges payable hereunder are found by a court of competent jurisdiction, in a final determination, to exceed the limit which the Lender may lawfully charge the undersigned, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to the undersigned.

The principal hereunder may be prepaid by the undersigned, in part or in full, at any time; provided, however, that if Borrower terminates the Credit Agreement or reduces the amount of

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                                                                              2.


the Revolving Credit Commitment at any time prior to the end of the term of the Credit Agreement, the undersigned shall pay a prepayment fee as provided in the Credit Agreement.

The undersigned waives the benefit of any law that would otherwise restrict or limit the Lender in the exercise of its right, which is hereby acknowledged, to set-off against the Liabilities, without notice and at any time hereafter, any indebtedness matured or unmatured owing from the Lender to the undersigned. The undersigned waives every counterclaim or set-off which the undersigned may now have or hereafter may have to any action by the Lender in enforcing this Note and/or any of the other Liabilities, or in enforcing the Lender's rights in the Collateral and agrees that the Lender shall not be liable for any error in judgment or mistakes of fact or law.

The undersigned, any other party liable with respect to the Liabilities and any and all endorsers and accommodation parties, and each one of them, if more than one, waive any and all presentment, demand, notice of dishonour, protest, and all other notices and demands in connection with the enforcement of the Lender's rights hereunder.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE PROVINCE OF ONTARIO AND OF CANADA APPLICABLE THEREIN AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, and shall be binding upon the undersigned and the undersigned's legal representatives, successors and assigns. If this Note contains any blanks when executed by the undersigned, the Lender is hereby authorized, without notice to the undersigned, to complete any such blanks according to the terms upon which the loan or loans were granted. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note.

To induce the Lender to make the loan evidenced by this Note, the undersigned
(i) irrevocably agrees that, subject to the Lender's sole and absolute election, all actions arising directly or indirectly as a result or in consequence of this Note or any other agreement with the Lender, or the Collateral, shall be instituted and litigated only in courts having situs in the City of Toronto, Ontario, (ii) hereby consents to the exclusive jurisdiction and venue of any Court located and having its situs in said city, and (iii) waives any objection based on forum non-conveniens. IN ADDITION, THE UNDERSIGNED HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS NOTE, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY THE UNDERSIGNED OR THE LENDER OR WHICH IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN THE UNDERSIGNED AND THE LENDER, waives personal service of any and all process, and consents that all such service of process may be made by registered mail, return receipt requested, directed to the undersigned at the address indicated in the Lender's records; and service so made shall be complete five (5) days after the same has been deposited in the Canadian mails as aforesaid.


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                                                                              3.

As used herein, all provisions shall include the masculine, feminine, neuter, singular and plural thereof, wherever the context and facts require such construction and in particular the word "undersigned" shall be so construed.

IN WITNESS WHEREOF, the undersigned has executed this Note on the date above set forth.

                                       NUMATICS LTD.

                                       Per:    /s/ John H. Welker
                                             ----------------------------------
                                       Name:   John H. Welker
                                       Title:  Vice President


                                       Per:
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                                       Name:
                                       Title: